UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN
PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant To Section 14(A) Of The
Securities Exchange Act Of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Materials Pursuant to §240.14a-12

CASCADE FINANCIAL CORPORATION

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Commencing on or about May 26, 2011, Cascade Financial Corporation sent the following letter to its registered shareholders who have not voted their shares on the merger proposal with Opus Bank.

May 26, 2011

Dear Cascade Financial Shareholder,

You recently received proxy materials in connection with the special meeting of shareholders of Cascade Financial Corporation to be held on Tuesday, May 31, 2011. The special meeting is being held to consider and vote on the approval of the merger of Cascade Financial, Cascade Bank and Opus Bank.

According to our latest records, your PROXY VOTE for this meeting HAS NOT YET BEEN RECEIVED.

If approved:

If the merger is approved, you will receive approximately $0.45 for each share of common stock of Cascade Financial you own.

If not approved:

If the merger is not approved, Cascade Financial and Cascade Bank will continue to be in violation of a regulatory order by the Federal Deposit Insurance Corporation (“FDIC”) and a regulatory agreement with the Federal Reserve Board (“FRB”) which are described in the proxy statement, and if we cannot raise sufficient additional capital, $68 million as of December 31, 2010, the FDIC and FRB could appoint a conservator or receiver to liquidate or close Cascade Bank.

Your vote on the merger is extremely important. Because approval of the merger proposal requires the affirmative vote of at least two-thirds of the outstanding shares entitled to vote at the special meeting, failing to vote or abstaining from voting, either in person or by proxy, will have the same effect as a vote against approval of the merger proposal.

Additional Information and Where to Find It

Cascade Financial has filed with the Securities and Exchange Commission (“SEC”) a definitive proxy statement and other relevant materials in connection with the Merger described above.  The definitive proxy statement has been sent to the shareholders of Cascade Financial.  Before making any voting decision with respect to the Merger, shareholders are urged to read the proxy statement and the other relevant materials because they contain important information about the Merger.  The proxy statement and other relevant materials and any other documents filed by Cascade Financial with the SEC, may be obtained free of charge at the SEC’s website at http://www.sec.gov or at Cascade Financial’s website at http://www.cascadebank.com under the tab “Shareholder Information.”  In addition, shareholders may obtain free copies of the documents filed with the SEC by calling Advantage Proxy toll-free at (877) 870-8565.

Participants in the Solicitation

Cascade Financial and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Cascade Financial in connection with the Merger. Information about the directors and executive officers of Cascade Financial is set forth in its proxy statement on Schedule 14A filed with the SEC on May 17, 2010 and Cascade Financial’s Annual Report

on Form 10-K filed on March 25, 2011.  Additional information regarding the interests of participants in the solicitation of proxies in connection with the Merger is included in the definitive proxy statement filed by Cascade Financial with the SEC on April 18, 2011.

Enclosed is a new proxy card for your shares.  Please vote, sign and date your proxy and return to our proxy advisors Advantage Proxy by one of the following methods:

Email:   ksmith@advantageproxy.com

Fax:  (206) 870-8492

If you do not have access to email or a fax machine and live in the Puget Sound area, we will be happy to send a representative to pick up your voted proxy.  Please call us toll free at 1-877-870-8565 if you would like to schedule a vote pick up.

Sincerely,

/s/ Carol K. Nelson
Carol K. Nelson
President and CEO